Exhibit 10.30

Busch Entertainment Corporation

9205 South Park Center Loop, Suite 400

Orlando, Florida 32819

October 6, 2009

Sesame Workshop

Attn: Vice President, Themed Entertainment

One Lincoln Plaza

New York, New York 10023

Re: Change in Control Notification and Consent

To Whom It May Concern:

Anheuser-Busch Companies, Inc, (“A-B Inc.”) and an affiliate of Blackstone Capital Partners V LP (“Purchaser”) have entered into an equity purchase agreement (the “Purchase Agreement”) whereby (i) A-B Inc. has agreed to convert Busch Entertainment Corporation (the “Company”) into a limited liability company (the “Conversion”) and, thereafter, (ii) A-B Inc. has agreed to sell and Purchaser has agreed to buy, in accordance with the terms of the Purchase Agreement, the entire outstanding membership interest of the Company (the “Sale”). The Conversion and the Sale are collectively referred to herein as the “Transaction”.

Under the terms of the License Agreement, dated August 24, 2006, between the Company and Sesame Workshop (the “2006 Agreement”), the Sale will constitute a Change of Control, as defined therein. Pursuant to Section 10.02(a) of the 2006 Agreement, the Company hereby seeks your consent to continue the 2006 Agreement upon completion of the Sale. By signing below, Sesame Workshop hereby (i) consents under Section 10.02(a) to continue the 2006 Agreement; (ii) agrees that this letter serves as Sesame Workshop’s advice in writing under Section 10.02(a); (iii) waives its rights under Section 10.02(a) and 10.02(b) to terminate the 2006 Agreement due to Company’s Change of Control as a result of the Sale; and (iv) agrees that Company has complied with its notice and other obligations in Section 10.02(a).

The Company acknowledges that your consent herein is expressly conditioned upon prohibiting the Company from further assigning or transferring the 2006 Agreement except to certain Affiliates (as defined herein). To that end, by signing below, Company and Sesame Workshop hereby modify the 2006 Agreement as follows:

The last sentence of Section 10.03 of the 2006 Agreement is hereby deleted, and the following language is substituted in its place:

“Affiliate” means any entity controlled by Licensee, whether by virtue of ownership, voting power, management or otherwise.

Except as expressly amended hereby, the terms and conditions of the License Agreement shall remain in full force and effect.

Please indicate your consent to the proposed Sale and the foregoing provisions by countersigning in the space below and returning an original copy of this letter by facsimile or email, with the original to follow by mail, as soon as reasonably possible, to me at the address above, by facsimile to (407) 226-5019 or by e-mail to Jim.Atchison@WorldsofDiscovery.com. The notice provisions in the License Agreement are deemed modified and/or waived to permit this signing process.

If you have any questions or comments concerning the Transaction or this request, please contact me at (407) 226-5001. Thank you for your prompt attention to this matter.

cc:	Sesame Workshop
Vice President, General Counsel

Sincerely,

BUSCH ENTERTAINMENT CORPORATION

By:	/s/ Jim Atchison
Name:	Jim Atchison
Title:	President

Countersigned

SESAME WORKSHOP

By:	/s/ H. Melvin Ming
Name:	H. Melvin Ming
Title:	Chief Operating Officer